As filed with the Securities and Exchange Commission on February 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

THE PEOPLES HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

209 Troy Street

Tupelo, Mississippi, 38804-0709

(662) 680-1001

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Plan Of Assumption, Heritage Financial Holding Corporation

Incentive Stock Compensation Plan

(Full titles of the plans)

E. ROBINSON McGRAW	Copy to:
President and Chief Executive Officer	JANE E. ARMSTRONG, ESQ.
The Peoples Holding Company	Phelps Dunbar LLP
209 Troy Street	365 Canal St., Suite 2000
Tupelo, Mississippi 38804-0709	New Orleans, Louisiana 70130
(662) 680-1001	(504) 584-9244
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of securities to be registered(1)(2)	Amount To be Registered	Proposed maximum offering price per unit(1)(2)(3)	Proposed maximum Aggregate offering price(1)(2)(3)	Amount of registration fee
Common Stock $5.00 par value per share	372,500 Shares	$30.80	$11,473,000	$1,350

(1) Consisting of 372,500 shares of the registrant’s common stock to be issued under the Plan of Assumption, Heritage Financial Holding Corporation, Incentive Stock Compensation Plan.

        (2) In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares registered hereunder shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”).

(3) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(h) of the 1933 Act, based upon the average of the high and low sales prices per share as reported on the American Stock Exchange on February 18, 2005.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the 1933 Act.

EXPLANATORY STATEMENT

The registrant, The Peoples Holding Company, entered into an Agreement and Plan of Merger providing for the merger of Heritage Financial Holding Corporation with and into the registrant, and the merger of Heritage Bank with and into The Peoples Bank & Trust Company, an affiliate of the registrant, now “Renasant Bank,” both effective as of January 1, 2005. In connection therewith, the registrant agreed to assume the rights and obligations of Heritage Financial Holding Corporation under its Incentive Stock Compensation Plan. This registration statement is intended to register the options granted pursuant to such plan that were outstanding as of the effective date of such merger or as otherwise provided in such plan of assumption and to register shares of the registrant’s common stock issuable upon the exercise of such options.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1. Plan Information.

* Item 2. Registrant Information and Employee Plan Annual Information.

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated in this Registration Statement by reference:

(1) The registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 11, 2004.

(2) The registrant’s Quarterly Reports on form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004, the quarter ending June 30, 2004, filed with the Commission on August 9, 2004 and the quarter ending on September 30, 2004, filed with the Commission on November 9, 2004.

(3) The registrant’s Current Reports on Form 8-K filed with the SEC on January 22, 2004, February 18, 2004, February 20, 2004, February 27, 2004, April 21, 2004, May 20, 2004, June 3, 2004, July 1, 2004, July 15, 2004, July 21, 2004, August 19, 2004, September 3, 2004, October 20, 2004, amended October 22, 2004, November 18, 2004, December 17, 2004, January 3, 2005, January 6, 2005, January 11, 2005, January 19, 2005, January 24, 2005, February 3, 2005, February 7, 2005, and February 17, 2005, excluding any information furnished under items 9 or 12 thereof.

(4) A description of the registrant’s common stock, contained in the registrant’s Registration Statement on Form S-4, filed with the Commission on February 17, 1999.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing by the registrant of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

•	He conducted himself in good faith;

•	He reasonably believed in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director:

•	In connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•	In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Also, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•	The board of directors if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

•	Special legal counsel selected in accordance with the MBCA; or

•	The shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

The bylaws of the registrant contain the following indemnification provision: “[a]ny person, his heirs, executors, or administrators, may be indemnified by the corporation for reasonable expenses (including judgments and compromise settlements, except where as in a derivative suit situation any judgment in the matter would run in favor of the corporation) actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he was made a party by reason of service as a director, officer, or employee of the corporation, provided, however, that no person shall be so indemnified or reimbursed as to any matter as to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to the corporation; and, provided further, that no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been as the subject of a compromise settlement except with the approval (1) of a court of competent jurisdiction, or (2) the holders of record of a majority of the outstanding shares of the corporation, or (3) a majority of the corporation’s board of directors, excluding members who are parties to the same or substantially the same suit or proceeding. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled as a matter of law. The board of directors of the registrant may, in its discretion, purchase directors’ and officers’ liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.”

The registrant maintains an insurance policy insuring the registrant and its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1

Agreement and Plan of Merger, dated July 15, 2004, by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank, filed as Annex A-1 to the registrant’s Registration Statement on Form S-4/A on November 23, 2004 and incorporated herein by reference, Commission File

No. 333-119572.

4.2	Articles of Incorporation and Articles of amendment to Articles of Incorporation, filed as Exhibit 3.1 to The Peoples Holding Company’s Registration Statement on Form S-4 filed on February 17, 1999, as amended, and incorporated herein by reference, Commission File No. 333-72507.

5	Opinion of Phelps Dunbar LLP as to the legality of the securities being registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Phelps Dunbar LLP, included in Exhibit 5 hereto.

24.1	Power of Attorney, included in the signature pages hereunder.

99.1	Plan of Assumption, Heritage Financial Holding Corporation, Incentive Stock Compensation Plan, initially adopted on January 18, 2005, as amended on February 15, 2005.

99.2	Heritage Financial Holding Corporation, Incentive Stock Compensation Plan, filed as Exhibit (4)-3 to the Heritage Financial Holding Corporation Registration Statement on Form S-8 filed on February 20, 2001, and incorporated herein by reference, Commission File No. 333-55942.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 15th day of February, 2005.

THE PEOPLES HOLDING COMPANY

By:	/s/ E. Robinson McGraw
E. Robinson McGraw President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints E. Robinson McGraw and Stuart R. Johnson, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw E. Robinson McGraw	President and Chief Executive Officer and Director (Principal Executive Officer)	February 15, 2005

/s/ Stuart R. Johnson Stuart R. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	February 15, 2005

/s/ William M. Beasley William M. Beasley	Director	February 15, 2005

/s/ George H. Booth, II George H. Booth, II	Director	February 15, 2005

/s/ Frank B. Brooks Frank B. Brooks	Director	February 15, 2005

/s/ Francis J. Cianciola Francis J. Cianciola	Director	February 15, 2005

/s/ John M. Creekmore John M. Creekmore	Director	February 15, 2005

/s/ Marshall H. Dickerson Marshall H. Dickerson	Director	February 15, 2005

/s/ John T. Foy John T. Foy	Director	February 15, 2005

/s/ Eugene B. Gifford, Jr. Eugene B. Gifford, Jr.	Director	February 15, 2005

/s/ Richard L. Heyer, Jr. Richard L. Heyer, Jr.	Director	February 15, 2005

/s/ Neal A. Holland Neal A. Holland	Director	February 15, 2005

/s/ Harold Jeffreys Harold Jeffreys	Director	February 15, 2005

/s/ Jack C. Johnson Jack C. Johnson	Director	February 15, 2005

/s/ Robert C. Leake Robert C. Leake	Director	February 15, 2005

/s/ J. Niles McNeel J. Niles McNeel	Director	February 15, 2005

/s/ C. Larry Michael C. Larry Michael	Director	February 15, 2005

Theodore S. Moll	Director	February 15, 2005

/s/ John W. Smith John W. Smith	Director	February 15, 2005

/s/ H. Joe Truelove H. Joe Truelove	Director	February 15, 2005

/s/ J. Larry Young J. Larry Young	Director	February 15, 2005

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Agreement and Plan of Merger, dated July 15, 2004, by and among The Peoples Holding Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation and Heritage Bank, filed as Annex A-1 to the registrant’s Registration Statement on Form S-4/A on November 23, 2004 and incorporated herein by reference, Commission File No. 333-119572.

4.2	Articles of Incorporation and Articles of amendment to Articles of Incorporation, filed as Exhibit 3.1 to The Peoples Holding Company’s Registration Statement on Form S-4 filed on February 17, 1999, as amended, and incorporated herein by reference, Commission File No. 333-72507.

5	Opinion of Phelps Dunbar LLP as to the legality of the securities being registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Phelps Dunbar LLP, included in Exhibit 5 hereto.

24.1	Power of Attorney, included in the signature pages hereunder.

99.1	Plan of Assumption, Heritage Financial Holding Corporation, Incentive Stock Compensation Plan, initially adopted on January 18, 2005, as amended on February 15, 2005.

99.2	Heritage Financial Holding Corporation, Incentive Stock Compensation Plan, filed as Exhibit (4)-3 to the Heritage Financial Holding Corporation Registration Statement on Form S-8 filed on February 20, 2001, and incorporated herein by reference, Commission File No. 333-55942.